Exhibit 10.1

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (this “Severance Agreement”) is entered into as of October 16, 2018, by and between Realty Income Corporation (the “Company”), and John P. Case (hereinafter “Executive”).

Effective as of the date of this Severance Agreement, Executive’s employment with the Company and its subsidiaries and affiliates shall terminate.

IN CONSIDERATION of the severance compensation as herein provided, to which Executive is not otherwise entitled, Executive does hereby unconditionally, irrevocably and absolutely release and discharge the Company, and any parent and subsidiary corporations, divisions and other affiliated entities, past and present, as well as its past and present directors, officers, employees, shareholders, agents, successors and assigns (collectively, “Released Parties”), from any and all loss, liability, claims, demands, causes of action, or suit of any type related directly or indirectly or in any way connected to the transactions or occurrences between Executive and the Released Parties to date, to the fullest extent permitted by applicable law.  This release includes, but is not limited to, any losses, liabilities, claims, demands, causes of action, known or unknown, suspected or unsuspected, arising directly out of or in any way related to Executive’s employment with the Company, or the termination of Executive’s employment.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, as well as alleged violations of the California Labor Code, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, all as amended, and all claims for attorneys’ fees, costs and expenses.  However, this release shall not apply to claims for workers’ compensation benefits or unemployment insurance benefits, any challenge made by Executive to the validity of his release of claims under the Age Discrimination in Employment Act, or any other claims of Executive that cannot, by statute, lawfully be waived by this Severance Agreement.  Executive is not waiving his rights to enforce this Agreement, not waiving vested rights under any other agreement between the parties, not waiving indemnification and not waiving legal fees with respect thereto.

IN FURTHER CONSIDERATION THEREOF, Executive hereby waives all rights he may have to any personal relief or recovery from any charge or complaint, for events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement, before any federal, state, or local administrative agency against the Released Parties, except as such waiver is prohibited by statutory provision.  Executive further waives all rights to file or join in any action before any federal, state, or local court against the Released Parties for any events or causes of action occurring or accruing on or before the Effective Date of this Severance Agreement.  Executive also acknowledges that he does not have any current charge or claim against the Released Parties pending before any local, state or federal agency regarding his employment.  Except as prohibited by statutory provision, in the event that any claims are filed, they shall be dismissed with prejudice upon presentation of this Severance Agreement, and Executive shall reimburse the Company for the costs, including reasonable attorneys’ fees, of defending any such action.  The attorneys’ fee provision in the previous sentence shall not apply to any action by Executive to challenge the enforceability of his waiver of rights under the Age Discrimination in Employment Act.

As consideration for entering into this Severance Agreement, Executive shall receive the following severance compensation payable in accordance with the terms of ¶ 10 of that certain Amended and Restated Employment Agreement between the parties dated as of September 3, 2013 (as amended, the “Employment Agreement”) (to the extent applicable):

a)                                  The total gross sum of $8,290,792, payable in a lump sum no later than the sixtieth (60th) day following the date of this Severance Agreement, and subject to applicable withholdings; and

b)                                  Group medical insurance paid for by the Company for Executive and his dependents (if currently covered) through October 31, 2019, or until Executive becomes covered under another group medical insurance plan, whichever occurs first.  Executive shall immediately notify the Company upon becoming eligible for coverage under another group medical insurance plan.

Solely for purposes of the treatment (including any accelerated vesting) of any outstanding Company equity-based awards held by the Executive, Executive shall be deemed to have incurred a termination of employment pursuant to ¶ 10(c) of the Employment Agreement as of the date hereof.

Executive’s right to receive and retain the payments and benefits described above shall be subject to and contingent upon the execution and non-revocation by Executive of this Severance Agreement.

Except as set forth in this Severance Agreement, or as otherwise mandated by applicable law, Executive shall not be entitled to any benefits as an employee or former employee of the Company.

As a condition of the foregoing payments and benefits, Executive agrees to preserve the confidentiality of all trade secrets and other confidential information of the Released Parties.  Executive agrees to comply, in all respects, with the on-going confidentiality and non-solicitation provisions contained in ¶ 12 of the Employment Agreement between the parties.  In addition, Executive further agrees that he shall not disclose any information regarding the Company or otherwise provide any assistance or support to, or collaborate with, any person or entity that undertakes any action to directly or indirectly: (i) effect a change of control of the Company; or (ii) seeks to influence the management or policies of the Company, including through the election of one or more persons to the Company’s Board of Directors.  Notwithstanding the foregoing, nothing in this Agreement is intended to or shall prevent Executive from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

Executive agrees that, from and after the date of this Severance Agreement, he will not make any statement, publicly or privately, which disparages or would reasonably be expected to disparage the Company, any of its subsidiaries or affiliates or any of their respective employees, officers or directors. The Company agrees that, from and after the date of this Severance Agreement, the Company will not in public statements on behalf of and made in the name of the Company make any statement which disparages or would reasonably be expected to disparage Executive, and agrees to instruct its senior officers (senior vice presidents and above) and directors, from and after the date of this Severance Agreement, not to make any statement, publicly or privately, which disparages or would reasonably be expected to disparage Executive.

Executive agrees to cooperate with the Company in accomplishing a smooth and orderly transition in the transfer of responsibilities of Executive to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information.  In this regard, Executive agrees to respond in a timely fashion to the questions which may be presented occasionally by the Company.  Such cooperation and responses shall not entitle Executive to any additional compensation beyond the severance compensation specified herein above, so long as such cooperation and responses do not unreasonably interfere with Executive’s other gainful employment or efforts to secure gainful employment.

By signing this Severance Agreement, Executive represents warrants and agrees as follows:

(1)                             Executive has carefully read this Severance Agreement and understands all of its respective terms.

(2)                             Executive does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code Section 1542, which provides and reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive does certify that he has read all of this Severance Agreement and the quoted Civil Code Section, and that he fully understands all of the same, and that he has been given the opportunity, if he desires, to review the terms of this Severance Agreement and with counsel of his choosing.

(3)                             Executive expressly declares and represents that no promise, inducement or agreement not herein expressed has been made to him and that this Severance Agreement contains the entire agreement between the parties concerning the subject matter of this Severance Agreement and supersedes all prior negotiations, discussions or agreements relating to the subject matter of this Severance Agreement; provided, however, that the Employment Agreement between the parties is incorporated and made a part of this Severance Agreement and remains in full force and effect.

(4)                             Executive agrees that this Severance Agreement may be pled as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit or other proceeding which may be prosecuted, instituted or attempted by Executive in breach hereof.  Executive further agrees that in the event an action or proceeding is instituted by Executive or the Company or any party released hereby in order to enforce the terms or provisions hereof, the prevailing party shall be entitled to an award of reasonable costs and attorneys’ fees.  This attorneys’ fee provision shall not apply to an action brought by Executive to challenge the enforceability of his waiver of rights under the Age Discrimination in Employment Act.

(5)                             The parties agree that this Severance Agreement shall bind Executive, his heirs, successors, agents, representatives and assigns, and each of them, and shall inure to the benefit of the successors and assigns of the respective parties hereto.

(6)                             Executive has signed this Severance Agreement knowingly and voluntarily, and no promises or representations have been made to him to induce him to sign this Severance Agreement.

(7)                             If Executive is under age 40 as of the date he signs this Severance Agreement, he understands that the acceptance procedures of this ¶ 7 apply to him.  Executive understands that he may take up to twenty-one (21) days to sign this Severance Agreement and the Severance Agreement shall be effective immediately upon the date of his signature (“Effective Date”).

(8)                             If Executive is age 40 or over as of the date he signs this Severance Agreement, he understands that the acceptance procedures of this ¶ 8 apply to him.  Executive acknowledges and agrees that:  a) he has been advised to consult with an attorney before executing this Severance Agreement; b) he has been given at least twenty-one (21) days to consider and sign this Severance Agreement; c) Executive may revoke his acceptance of this Severance Agreement within seven days after he signs it by delivering a written revocation to the President, Chief Operating Officer so that such written revocation is received by no later than the seventh day; d) this Severance Agreement shall not be binding and enforceable until the eighth day after Executive signs this Severance Agreement without revoking it (“Effective Date”); and e) this Severance Agreement does not waive or release any rights or claims that Executive may have under the Age Discrimination in Employment Act that arise after execution of this Severance Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement and General Release as of the date first above written.

	REALTY INCOME CORPORATION	EXECUTIVE

By:	/s/ Michael D. McKee	/s/ John P. Case
	Michael D. McKee	John P. Case
Title:	Chairman of the Board of Directors